EXHIBIT 10.10
rue21, inc.
155 Thornhill Road
Warrendale, PA 15086
May __, 2003
Saunders Karp & Megrue, LLC
667 Madison Avenue
New York, NY 10021
Dear Ladies and Gentlemen:
     This letter agreement confirms our understanding that rue21, inc., a Pennsylvania corporation (f/k/a Pennsylvania Fashions, Inc.) on behalf of itself and its subsidiaries and affiliates (collectively, the “Company”) has engaged you (the “Advisor”) to provide financial advisory services to the Company upon the request of the Company from time to time. These services are to be provided in connection with ongoing business and financial matters, including operating and cash flow requirements, corporate liquidity and other ordinary and necessary corporate finance concerns (including acquisition, advisory and finance matters).
     In consideration for the Advisor agreeing to provide such advisory services, the Company agrees to pay the Advisory an annual fee of $250,000, payable annually in advance, with the first such payment to be made on the date hereof; provided that if the Company’s secured financing, agreements do not permit the payment of all or any portion of such annual fee, then such unpaid fees will accrue and become due and payable by the Company at such time as the Company’s secured financing agreements do permit such payment.
     The annual fee is for financial advisory services to be rendered by the Advisor and its employees and partners and not for any other services or any such services to be rendered by any other person. Directors of the Company who are representatives of the Advisor, or any of its affiliates, will not be entitled to receive compensation for serving as directors of the Company (it being understood that such directors will be entitled, however, to customary indemnification agreements with the Company). Any additional services to be provided by or on behalf of the Advisor, and any additional fee therefor, will be agreed to in writing by the parties.
     The Company agrees to reimburse the Advisor on the date hereof for all of the reasonable out-of-pocket expenses incurred by the Advisor and its affiliates (including without limitation, the fees and disbursements of counsel and other expenses incurred in carrying out the Advisor’s due diligence investigation) in connection with the agreements entered into by the Company. The Company also agrees to reimburse the Advisor promptly upon request from time to time for all additional reasonable out-of-pocket expenses incurred by the Advisor in connection with the services to be rendered by the Advisor pursuant to its engagement hereunder.

Saunders Karp & Megrue, LLC
May _, 2003

     The Company also agrees to indemnify the Advisor and certain other persons and to limit the Advisor’s liability to the Company as set forth in Schedule I hereto which constitutes an integral part of this letter. The Company’s agreements contained or referred to in this paragraph shall survive any termination of this agreement.
     This letter agreement shall continue from the date hereof through the date on which the Advisor and its affiliates beneficially own, collectively, less than 25% of the voting common stock of Pennsylvania Fashions, Inc. owned beneficially by them, collectively, on the date hereof (as adjusted for any stock split, stock dividend or reclassification involving the voting common stock of the Company).
     This letter agreement will constitute the entire agreement between the parties hereto and will not be amended except in writing by the Company and the Advisor. This agreement will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws rules of such state.
     If the foregoing accurately describes our agreement with respect to the foregoing, please so indicate by signing this letter in the space indicated below.

Very truly yours, rue21, inc.
By:	/s/ Robert N. Fisch
	Name:	Robert N. Fisch
	Title:	President

ACCEPTED AND AGREED:
SAUNDERS KARP & MEGRUE, LLC

By:	/s/ Illegible

Name:
Title:

SCHEDULE I
     rue21, inc., a Pennsylvania corporation (f/k/a Pennsylvania Fashions, Inc.) (the “Company”) will indemnify and hold harmless Saunders Karp & Megrue, LLC (the “Advisor”), its affiliates and the respective partners, agents and employees of the Advisor and their respective affiliates (together with the Advisor, collectively, the “Advisor Group”) from and against any claims, liabilities, damages, losses and expenses, including reasonable fees and expenses of counsel, arising out of or in connection with the services rendered by the Advisor Group under this agreement, and will reimburse the Advisor Group for all such fees and expenses, including the reasonable fees and expenses of counsel, as they are incurred by the Advisor Group in connection with pending or threatened litigation whether or not the Advisor Group is a party thereto. The Company will not, however, be responsible for any claims, liabilities, damages, losses or expenses to the extent that such claims, liabilities, damages, losses or expenses are finally determined by a court of competent jurisdiction to result primarily from the Advisor Group’s gross negligence or bad faith. The foregoing agreement will be in addition to any rights that the Advisor Group may have at common law or otherwise, including, but not limited to, any right to contribution.
     Notwithstanding anything else contained herein, the Company also agrees that the Advisor Group will have no liability to the Company in connection with the services rendered hereunder (whether in tort, contract or otherwise) for claims, liabilities, damages, losses, or expenses, including reasonable fees and expenses of counsel, incurred by the Company unless, and to the extent, they are finally determined by a court of competent jurisdiction to result primarily from the Advisor Group’s gross negligence or bad faith.
     If indemnification is to be sought hereunder by a member of the Advisor Group, then such member shall notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure to so notify the Company shall not relieve the Company from any liability that it may otherwise have to such indemnified person, except to the extent the Company shall have been materially prejudiced by such failure. Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and upon such election, it will not be liable for any legal costs subsequently incurred by such member (other than reasonable costs of investigation) in connection therewith, unless (i) the Company has failed to provide counsel reasonably satisfactory to such member in a timely manner or (ii) counsel that has been provided by the Company reasonably determines that its representation of such member would present it with a conflict of interest. In any litigation or proceeding, the Company will not be responsible for the fees and expenses of more than one counsel (together with local counsel) for all members of the Advisor Group claiming indemnification hereunder in any one jurisdiction, unless any of such members has a separate and conflicting defense with regard to such litigation or proceedings, as reasonably determined by the counsel that has been provided by the Company. The Company will not be liable for any settlement of any litigation or proceeding effected without its prior written consent, which, consent will not be unreasonably withheld or delayed. Should the Company assume the defense of any action, the Company will not, without the Advisor Group’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate such action if such settlement, compromise, consent or termination imposes obligations on any member of the Advisor Group (through injunctive relief or otherwise) other than the payment of money or does not unconditionally release the Advisor Group from liability.